UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

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(Print or Type Responses)
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
1.Name and Address of    2. Date of Event Re-             4.Issuer Name AND Ticker or Trading Symbol
  Reporting Person*         quiring Statement
                            (Month/Day/Year)              Sentry Technology Corporation (SKV)
Schnelling Anthony H.N.                                   --------------------------------------------------------------------------
-------------------------      10/15/99                   5. Relationship of Reporting Person(s)  6. If Amendment, Date of
(Last)  (First)  (Middle)                                    to Issuer  (Check all applicable)       Original (Month/Day/Year)


350 Wireless Boulevard                                                                           ----------------------------------
----------------------- 3. IRS Identification               __ Director        __ 10% Owner      7. Individual or Joint/Group Filing
                           Number of                        X  Officer         __ Other             (Check Applicable Line)
   (Street)                Reporting Person,                 (give title       (specify
                           if an enity                        below            title below)         X   Form filed by One
                           (Voluntary)                                                                  Reporting Person
                                                              Chief Executive Officer              ___  Form filed by More
Hauppauge     New York   11788                                                                      than One Reporting Person
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(City)        (State)    (Zip)
                                                 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security      2. Amount of Securities  3. Ownership Form: Direct (D)       4. Nature(of Indirect Beneficial Ownership
    (Instr. 4)               Beneficially Owned       or Indirect (I)                      (Instr. 5)
                             (Instr. 4)               (Instr. 5)
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No securities are
beneficially owned           None                      N/A                                 N/A
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    Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

                               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                                              CONTAINED IN THIS FORM ARE NOT REQUIRED
                             TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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 FORM 3 (CONTINUED)                 TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1. Title of Derivative   2. Date Exer-       3. Title and Amount of    4. Conver-    5.Owner-     6.  Nature of Indirect Beneficial
   Security (Instr. 4)      cisable and         Securities Underlying     sion or      ship           Ownership (Instr. 5)
                            Expiration          Derivative Security       Exercise     Form
                            Date                (Instr. 4)                Price of     of
                           (Month/Day/Year)                               Deri-        Deriv-
                           -----------------------------------------      vative       ative
                           Date      Expira-    Title    Amount or        Security     Security:
                           Exer-     tion                Number of                     Direct
                           cisable   Date                Shares                        (D) or
                                                                                       Indirect (I)
                                                                                       (Instr. 5)

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    No securities are
    beneficially owned
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Explanation of Responses:

**  Intentional misstatements or omissions of facts constitute Federal Criminal     /s/Anthony H.N. Schnelling        10/25/99
    Violations.                                                                   --------------------------------    -------------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     **Anthony H.N. Schnelling           Date
                                                                                    Chief Executive Officer

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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